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                                                                  EXHIBIT 10.54

                               FIFTH AMENDMENT

                         CENTERPOINT PROPERTIES TRUST

                            1993 STOCK OPTION PLAN

The CenterPoint Properties 1993 Stock Option Plan (as amended, the "Plan") is hereby amended to provide that the option price for all options granted under the Plan will be not less than the fair market value of the Common Shares at the time the options are granted.

                                 ARTICLE 1

Section 2.14 of the Plan is hereby amended in its entirety to henceforth read as follows:

     "2.14  MINIMUM OPTION PRICE means:

            (a) in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110 percent of the Fair Market Value of the Common Shares that may be purchased pursuant to such Option, determined as of the date of the Option was granted; and

            (b) in the case of an Incentive Stock Option granted to any other Employee or a Nonqualified Option granted to an Employee or Independent Trustee, 100 percent of the Fair Market Value of the Common Shares that may be purchased pursuant to such Option, determined as of the date the Option was granted."

                                 ARTICLE 2

Section 6.2 of the Plan is hereby amended in its entirety to henceforth read as follows:

     "6.2 OPTION PRICE. The Option Price shall be determined by the Committee but in no event shall the Option Price be less than the Minimum Option Price."

                                 ARTICLE 3

This amendment is effective as of the date of adoption by the Board.